Exhibit 97

NEXTERA ENERGY PARTNERS, LP

INCENTIVE COMPENSATION RECOUPMENT POLICY

OVERVIEW
NextEra Energy Partners, LP (the “Company”) has adopted this Policy to provide for the recoupment, under the circumstances described below, of Incentive Compensation from current and former Executive Officers. This Policy shall be effective as of the date of adoption set forth below with respect to Incentive Compensation received on or after the effective date of Section 303.14 of the New York Stock Exchange Listed Company Manual.
SCOPE OF COVERAGE
“Executive Officer” shall mean any person who is or was an “executive officer” of the Company as defined in Rule 10D-1 under the Securities Exchange Act of 1934, as amended.
“Incentive Compensation” shall mean any compensation, including but not limited to long-term equity incentives under the NextEra Energy Partners, LP 2014 Long Term Incentive Plan, that was received on or after the effective date of Section 303.14 of the New York Stock Exchange Listed Company Manual, based in whole or in part upon the attainment of one or more Financial Reporting Measures.
“Financial Reporting Measure” shall mean (i) a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, (ii) a measure that is derived wholly or in part from such a measure, (iii) the Company’s stock price, or (iv) the Company’s total unitholder return.
“Recoupment Period” shall mean the three (3) completed fiscal year period immediately preceding the date a Triggering Event has occurred.
“Triggering Event” shall mean:
•a decision by the Audit Committee of the Board of Directors of the Company (the “Board”) that an accounting restatement of the Company’s previously published financial statements is required due to material non-compliance by the Company with any financial reporting requirement under the federal securities laws, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period or, if earlier, the date such a decision should have been made.

STATEMENT OF POLICY
Following a Triggering Event, the Company shall (to the extent permitted by applicable law) promptly recoup any Incentive Compensation received during the Recoupment Period by any individual who served as an Executive Officer at any time during the performance period applicable to such Incentive Compensation that was in excess of that which such Executive Officer would have received after giving effect, as applicable, to the accounting restatement associated with the Triggering Event. The Incentive Compensation to be recouped will be in an amount and form determined in the judgment of the Board in accordance with the applicable listing standards or policies of the national stock exchange upon which the Company’s units are listed. For these purposes, Incentive Compensation is deemed received in the fiscal period during which an applicable Financial Reporting measure is attained, even if the payment or delivery occurs after the end of that period.
Recoupment of Incentive Compensation pursuant to this Policy shall not in any way limit or affect the rights of the Company to pursue disciplinary, legal or other action or pursue any other remedies available to it. This Policy shall not replace, and shall be in addition to, any rights of the Company to recoup Incentive Compensation from its executive officers under applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002, or under any other Company recoupment policy, plan or agreement in effect from time to time.
The Company shall not be permitted to insure or indemnify any Executive Officer against (i) the loss of any Incentive Compensation that is recouped in accordance with this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy.
ADMINISTRATION

This Policy shall be administered by the Company’s Board of Directors. This Policy shall be interpreted and construed to comply with the clawback rules found in 17 C.F.R. §240.10D and the related listing rules of the New York Stock Exchange, Inc. To the extent this Policy is deemed non-compliant with such rule, this Policy shall be treated as retroactively amended to be complaint with such rules, provided that the interpretation and construction by the Board of Directors of any provision of this Policy shall be final, binding and conclusive.

Adopted: April 24, 2023; Revised October 23, 2023